Registration No. _________

                         SECURITIES AND EXCHANGE COMMISSION
                                 Washington, DC 20549

                                       FORM S-8
                               REGISTRATION STATEMENT
                                        Under
                              THE SECURITIES ACT OF 1933

                          CHINA XIN NETWORK MEDIA CORPORATION
         ----------------------------------------------------------------
                  (Exact name of issuer as specified in its charter)

            Florida                                        65-0786722
      (State or other jurisdiction of                    (IRS Employer
      incorporation or organization)                 Identification No.)


                          3767 Thimens Blvd., Suite 226
                       St. Laurent, Quebec, Canada H4R 1W4
                     (Address of principal executive offices)

                               CONSULTING AGREEMENT
                             (Full title of the Plan)

                                  Mr. George Lee
                                  CEO & Chairman
                          China Xin Network Media Corp.
                          3767 Thimens Blvd., Suite 226
                       St. Laurent, Quebec, Canada H4R 1W4
                                  (514) 398-0515

             (Name, address and telephone number of agent for service)

   Approximate date of commencement of sales pursuant to the Plan: From time to time after the effective date of this Registration Statement.

                       CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
Title of Securities  Amount to be  Proposed Maximum   Proposed Maximum   Total
to be	             Registered(1) Offering Price per Aggregate Offering Reg.
Registered                         Share (a)          Price              Fee
--------------------------------------------------------------------------------
Common stock          2,000,000    $ 0.0525 (2)	      $ 105,00           $ 9.66
--------------------------------------------------------------------------------

(1) If, as a result of stock splits, stock dividends, or similar transactions, the number of securities purported to be registered on this registration statementchanges, the provisions of Rule 416 shall apply to this registration statement,and this registration statement shall cover the additional securities resulting from such split, dividend or similar transaction.(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, and computed on the basis of 2,000,000 shares of common stock of the Registrant, $0.0525 per share based on the average of the closing bid and ask price per share of the common stock as quoted by the NationalAssociation of Securities Dealers Automated System on January 6, 2003

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register 2,000,000 shares of Common Stock of the Registrant, for issuance granted under the Registrant's Consulting Agreement.

Pursuant to Rule 428(b)(1), promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the information required by Part I of Form S-8 will be sent or given to employees, as specified in such Rule, in the form of a prospectus that meets the requirements of Section 10(a) of the Securities Act. In accordance with the instructional Note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan.

                                      PART II

                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference in the registration statement: Form 10-KSB for the period ended June 30, 2002; Forms 8-K filed on September 12, 2002, January 11, 2002, December 21, 2001 and November 28, 2001; Forms 8-K-A filed on March 15, 2002, February 6, 2002, January 11, 2002 and January 4, 2002; Quarterly Reports on Form 10-QSB for the quarters ended September30, 2002, March 31, 2002, December 31, 2001 and September 30, 2001; and Quarterly Reports on Form 10-QSB-A for the quarter ended March 28, 2002, March 18, 2002 and December 31, 2001

All documents subsequently filed by the registrant pursuant to Sections
13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable. The class of securities to be offered under this registration statement is registered under Section 12 of the Securities Exchange Act of 1934.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Reference is hereby made to the provisions of the Florida Revised Statutes which provides for indemnification of directors and officers under certain circumstances.

At present the Company has not entered into individual indemnification agreementswith its officers and/or directors. However, the Company's by-laws provide a comprehensive indemnification provision which provides that the Company shall indemnify, to the fullest extent under Florida law, its directors and officers against certain liabilities incurred with respect to their service in such capacities. In addition, the by-laws provide that the personal liability of directors and officers of the Company and its stockholders for monetary damages will be limited.

Indemnification under the Company's Articles and Bylaws is nonexclusive of any other right such persons may have under statute, agreement, bylaw or action of the Board of Directors or shareholders of the corporation.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

No.         Description

4  Consulting Agreement dated Jan. 6, 2003 between Registrant and
   Terrence Byrne
5  Opinion of Stewart A. Merkin, Esq., P.A.
24.2	Consent of Auditor, Frank Laposta C.A.

ITEM 9.  UNDERTAKINGS.

(a )      The undersigned registrant hereby undertakes:
         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the nformation set forth in the registration statement;
             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 or Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arisingunder the Securities
Act of 1933 may be permitted to directors, officers and controlling persons or the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Montreal, Quebec, Canada on January 6, 2003.

                            CHINA XIN NETWORK MEDIA CORP.
                                 By: /s/ George Lee
                                  -------------------
                               George Lee, CEO & Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                            Date

/s/ George Lee
--------------
George Lee	              CEO, Chairman and Director     January 6, 2003

                                   EXHIBIT INDEX

No.         Description
4           Consulting Agreement dated Jan.6, 2003 between Registrant and
            Terrence Byrne
5           Opinion of Stewart A. Merkin, Esq., P.A.
24.2	    Consent of auditor Frank La Posta C.A.

Exhibit 4.1

                                  CONSULTING AGREEMENT


	AGREEMENT made this 6yh day of January, 2003, between CHINA XIN NETWORK MEDIA CORP. ("CXN"), having a principal place of business located at 3767 Thimens Boulevard, Ste. 226, Montreal, Quebec H4R 1W4, and Terrence Byrne ("BYRNE"), having a principal residence at 13085 Morris Road, Alpharette, Georgia 30004.

					         RECITALS:

A. BYRNE is a businessman whose principal place of business is located in Alpharette, Georgia; and

B. CXN desires to retain BYRNE as a business development and marketing consultant.

	NOW THEREFORE, in consideration of their mutual promises made herein, and for other good and valuable consideration, receipt of which is hereby acknowledged by each party, the parties, intending to be legally bound, hereby agree as follows:

  I.	Recitals	The parties agree that the foregoing recitals are true
and correct and are incorporated herein by reference.

II.	Engagement	CXN hereby engages BYRNE and BYRNE hereby accepts such
engagement upon the terms and conditions set forth in this Agreement.

A. Duties: BYRNE is engaged by CXN as a business development and marketing consultant, to represent the Company and its business in the United States; to assist CXN in expanding its business operations in "business consulting" services and trade. BYRNE will report directly to the CEO of CXN. The term of this Agreement begins immediately.

B. Terms: Subject to the terms of this Agreement relating to termination, this Agreement shall continue in full force and effect for a term of 12 months from the date hereof, and may be renewed for successive periods of 12 months thereafter by the mutual written agreement of the parties hereto made at least one (1) month prior to the expiration of such term.

                             C. Fee Structure

1. 	   Time is of the Essence:  Time is of the essence with respect to the parties' respective obligations under this Agreement.

2. 	   Amount of Fee:  CXN hereby agrees to issue to BYRNE and BYRNE agrees to accept from CXN 2,000,000 shares of common stock of CXN, which will be registered by CXN on a Registration Statement Form S-8 with the Securities and Exchange Commission.

3. 	  Timing of Payment of Fee:  Any and all fees due to BYRNE under this
Agreement shall be paid upon execution of this Agreement.

	E. Expense Reimbursement CXN shall reimburse BYRNE for all reasonable expenses incurred. Expenses and materials reimbursements shall be made promptly upon submission of an expense report to CXN.

	F. Independent Contractors In all matters relating to this Agreement and otherwise, the parties hereto shall be and act as independent contractors, neither shall be the employee or agent of the other, and each shall assume any and all liabilities for its own acts. As a result of its independent contractor status, Consultant shall be responsible for any and all income taxes and any and all other employment related taxes or assessments which may be required of Consultant in his jurisdiction. Neither party shall have any authority to create any obligations, express or implied, on behalf of the other party and neither party shall have any authority to represent the other party as an employee or in any capacity other than as herein provided.

		III. Termination: This Agreement may be terminated by the written notice of either party hereto forwarded to the other party hereto. This Agreement shall be binding on the parties hereto for the Term provided herein, unless terminated as provided herein.

		IV. Arbitration: Any controversy or claim arising out of or relating to this greement, or the breach thereof, or its interpretation or effectiveness, and which is not settled between the parties themselves, shall be settled by binding arbitration in Montreal, Quebec and judgment upon the award may be entered in any court having jurisdiction thereof. Nothing, however, contained herein shall limit Consultant's rights to injunctive relief as out in Paragraph V of this Agreement. The prevailing party in any litigation, arbitration or mediation relating to collection of fees, or any other matter under this Agreement, shall be entitled to recover all its costs, if any, including without limitation reasonable attorney's fees, from the other party for all matters, including, but no limited to, appeals.

		V. Injunctive Relief: BYRNE agrees that his violation or threatened violation of any of the provisions of this Agreement shall cause immediate and irreparable harm to CXN and, in such event, an injunction restraining BYRNE from such violation may be entered against BYRNE in addition to any other relief available to CXN.

		VI. Representations and Warranties: BYRNE represents, warrants, covenants and agrees that BYRNE has a right to enter into this Agreement; that BYRNE is not a party to any agreement or understanding whether or not written which would prohibit BYRNE's performance of its obligations hereunder any proprietary information of any other party which BYRNE is legally prohibited from using. A breach of this Paragraph VI shall be ground for immediate termination of this Agreement.

		VII. Indemnification and Hold Harmless Clause: Each party to this Agreement agrees to indemnify and hold harmless the other party against any losses, claims, liabilities, damages and the like, joint or several, to which the other directly or indirectly may become subject to in connection with and arising out of the services which are the subject of this Agreement, except as may be the direct cause of the gross negligence or wilful misconduct of the party seeking indemnification.

		VIII. Notice: Any notice given or required to be given under this Agreement shall be in writing and service thereof shall be sufficient if sent be hand or by telex or telegram, facsimile transmission or other similar means of communication if confirmed by mail, or by certified mail, return-receipt requested, with postage prepaid, directly to the parties'respective addresses herein above set forth. Each party may, from time to time, by like written notice, designate a different address to which notice should thereafter be sent.

		IX. Survival: The covenants contained in this Agreement shall survive the termination of this Consulting Agreement, for whatever reason, and shall be binding on the parties.

		X. Binding Effect: The terms of the Agreement shall be binding upon the respective parties hereto, their heirs, their owners, co-owners, partners, associates, employers, affiliates, subsidiaries, parent companies, nominees, representatives, employees, agents, Consultants, Consultants and successors and assigns.

		XI. Assignment: This Agreement and the rights and obligations hereunder may not be assigned or delegated by either party without the prior consent of the other party.

		XII. Choice of Law: This Agreement is made in the Province of Quebec, and all questions related to the execution, construction, validity, interpretation and performance of this Agreement and to all other issues or claims arising hereunder, shall be governed and controlled by the laws of the Province of Quebec.

		XIII. Venue: The Province of Quebec shall be proper venue for any and all litigation and other proceeds involving this Agreement.

		XIV. Counterparts: This Agreement may be signed in more than one counterpart, in which case each counterpart shall constitute an original of this Agreement.

		XV. Severability: In the event that any term, covenant, or condition of this Agreement or the application thereof to any party or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or non enforceable, shall not be affected thereby; and each term, covenant, or condition of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

		XVI. Modification: No amendment, modification, or waiver of this Agreement or any provision hereof shall be valid unless in writing duly signed by the parties hereto, which writing specifically refers to this Agreement and states that it is an amendment, modification, or waiver.

		XVII. Entire Agreement: This Agreement represents the entire agreement between the parties to this Agreement concerning its subject matter, and any and all prior representations and agreements with respect to such subject matter, if any, are merged herein and are superseded by this Agreement.

		XVII. Construction: Paragraph headings are for convenience only and are not intended to expand or restrict the scope or substance of the provisions of this Agreement. Whenever used herein, the singular shall include the plural, the plural shall include the singular, and pronouns shall be read as masculine, feminine, or neuter as the context requires.


		IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year first above written.


	                         China Xin Network Media Corp.


Date: January 6, 2003  	             By:  /s/ George Lee
                                    --------------------
                                    Geoge Lee, CEO & Chairman



Date: January 6, 2003		By:  /s/ Terrence Byrne
				-----------------------
					Terrence Byrne

Exhibit 5

                                LAW OFFICE
                                    OF
                             STEWART A. MERKIN
                              ATTORNEY AT LAW
                         RIVERGATE PLAZA, SUITE 300
                            444 BRICKELL AVENUE
                            MIAMI, FLORIDA 33131
                          e-mail: merkmia@aol.com

Tel.: (305) 357-5556                               Fax:  (305) 358-2490


January 6,  2003

China Xin Network Media Corp.
3767 Thimens Boulevard, Suite 226
Montreal, Quebec, Canada H4R 1W4

Dear Sir:

I have acted as special counsel to China Xin Network Media Corp., a Florida corporation(the "Corporation"), in connection with the offering of 2,000,000 shares if its Common Stock to a consultant of the Corporation. The offering of the shares is to be made pursuant to a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement".)

Please be advised that I am of the opinion that the Corporation's Common Stock has beenduly authorized by the Corporation and, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be validly issued by the Corporation and fully paid and non-assessable.

I consent to the use of our name in the Registration Statement and the filing of this letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stewart A. Merkin,
----------------------------
Stewart A. Merkin, Esq., P.A.

Exhibit 24.2





                 CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

January 6, 2003


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our reports relating to the financial statements of China Xin Network Media Corp. contained in the Registrant's Form 10-KSB for the period ended June 30, 2002; Forms 8-K filed on September 12, 2002,
January 11, 2002, December 21, 2001 and November 28, 2001; Forms 8-K-A filed on March 15, 2002, February 6, 2002, January 11, 2002 and January 4, 2002; Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2002, March 31, 2002, December 31, 2001 and September 30, 2001; and Quarterly Reports on Form 10-QSB-A for the quarter ended March 28, 2002, March 18, 2002 and December 31, 2001 and to all references to our firm appearing in such registration Statement. Such financial statements are in accordance with United States Generally Accepted Accounting Principles.


/s/ Frank La Posta
-----------------------
Frank La Posta C.A.

Montreal, Quebec, Canada